EXHIBIT 10.2

CHANGE OF CONTROL AGREEMENT

    This Change of Control Agreement (the "Agreement") is effective as of             , 2000 (the "Effective Date"), by and between Gary Ampulski (the "Employee"), and TAB Products Co., a Delaware corporation (the "Company").

RECITALS

    A.  The Employee has entered into an employment agreement (the "Employment Agreement") with the Company, dated as of the Effective Date, and presently serves at the pleasure of the Board of Directors of the Company and performs significant strategic and management responsibilities necessary to the continued conduct of the Company's business and operations.

    B.  The Board of Directors of the Company (the "Board") has determined that it is in the best interests of the Company and its stockholders to assure that the Company will have the continued dedication and objectivity of the Employee, notwithstanding the possibility or occurrence of a Change of Control (as defined below) of the Company.

    C.  The Board believes that it is imperative to provide the Employee with certain severance benefits upon the Employee's termination of employment under the circumstances described herein which provide the Employee with enhanced financial security and provide sufficient incentive and encouragement to the Employee to remain with the Company following a Change of Control.

    D.  Certain capitalized terms used in the Agreement are defined in Section 3 below.

    In consideration of the mutual covenants herein contained, and as an additional inducement to Employee to enter into the Employment Agreement, the parties agree as follows:

    1.  Terms of Employment. The Company and the Employee agree that the Employee's employment is at will, and that their employment relationship may be terminated by either party at any time, with or without cause. If the Employee's employment terminates for any reason within three (3) months prior to, upon or within twelve (12) months following a Change of Control, the Employee shall not be entitled to any payments, benefits, damages, awards or compensation other than as provided by this Agreement.

    2.  Severance Benefits. Subject to Section 2 (c) below:

      (a) Termination Upon A Change of Control. If the Employee's employment is terminated within three (3) months prior to, upon or within twelve (12) months following a Change of Control, then the Employee shall be entitled to receive the compensation and benefits earned by the Employee pursuant to Paragraph 3 of the Employment Agreement through the date of the Employee's termination of employment and in addition thereto the following severance benefits, as applicable:

         (i) Involuntary Termination. If the Employee's employment is terminated as a result of Involuntary Termination (as defined in Section 3(b) below), then the Employee shall be entitled to receive the following:

          (A) Severance payments equal to the sum of: (1) an amount equal to two times the Employee's annual base salary determined on the basis of the Employee's base salary rate in effect immediately prior to the Employee's Involuntary Termination and (2) whichever of the following is applicable as of the date of the Employee's Involuntary Termination:

            (I) provided that the Employee has completed at least two full fiscal years of employment with the Company, an amount equal to two times the average of the annual incentive bonuses pursuant to subparagraph 3(b) (INCENTIVE BONUS) of the Employment Agreement actually earned by the Employee for the two fiscal years of the Company preceding the fiscal year of such Involuntary Termination; or

            (II) provided that the Employee has completed at least one full fiscal year of employment with the Company but less than two full fiscal years of such employment, an amount equal to two times the annual incentive bonus pursuant to subparagraph 3(b) (INCENTIVE BONUS) of the Employment Agreement actually earned by the Employee for the fiscal year of the Company preceding the fiscal year of such Involuntary Termination; or

           (III) provided that the Employee has completed less than one full fiscal year of employment with the Company, an amount equal to $300,000.

          (B) Except in the event that Subsection 2(a)(i)(A)(III) is applicable, the Employee shall also be entitled to receive as a severance payment that portion of the incentive bonus provided under subparagraph 3(b) (INCENTIVE BONUS) of the Employment Agreement, if any, the Employee will have earned for the fiscal year of the Involuntary Termination on the basis of the achievement of the agreed upon goals for the fiscal year of the Involuntary Termination pro rated to the date of such termination.

          (C) In addition to the foregoing, in the event of the Employee's Involuntary Termination prior to December 1, 2001, the Employee shall be entitled to receive as a severance payment the retention bonus pursuant to subparagraph 3(d) (RETENTION BONUS) of the Employment Agreement.

          (D) In addition to the foregoing, Employee shall be entitled to receive a portion of the compensation specified in subparagraphs 3(e) (BENEFITS) and 3(f) (VACATION) of the Employment Agreement, pro rated to the date of the Involuntary Termination.

          (E) In addition to the foregoing, for a period of up to eighteen (18) months after any termination under this Subsection 2(a)(i), the Company shall reimburse the Employee for any COBRA premiums paid by the Employee for continued group health insurance coverage (the "Employment Benefits"). If the Employee's medical coverage immediately prior to the date of termination of employment included the Employee's dependents, the Company paid COBRA premiums shall include premiums for such dependents. Such Employment Benefits shall terminate upon the earlier of (1) eighteen (18) months from the date of the Employee's termination or (2) upon commencement of new employment by the Employee.

    The Employee's right to receive the severance benefits described in this Subsection 2(a)(i) shall be conditioned upon the Employee's execution and delivery of a general release of claims in a form satisfactory to the Company. Any severance payment to which the Employee is entitled pursuant to this Subsection 2(a)(i) shall be paid in a lump sum within thirty (30) days of the Employee's Involuntary Termination.

        (ii) Voluntary Resignation. If the Employee's employment terminates by reason of the Employee's voluntary resignation (but which is not an Involuntary Termination or a termination for Cause), then the Employee shall not be entitled to receive severance or other benefits following the date of such termination under the terms of this Agreement other than the compensation and benefits earned by the Employee pursuant to Paragraph 3 of the Employment Agreement through the date of the Employee's termination of employment, except that the Employee shall not be entitled to any pro rated portion of the incentive bonus for that fiscal year, and the Company shall have no obligation to provide for the continuation of any health and medical benefit or life insurance plans existing on the date of such termination except as otherwise required by applicable law.

        (iii) Disability; Death. If the Company terminates the Employee's employment as a result of the Employee's Disability, or such Employee's employment is terminated at any time due to the death of the Employee, then the Employee shall not be entitled to receive severance or other benefits following the date of such termination under the terms of this Agreement other than the compensation and benefits earned by the Employee pursuant to Paragraph 3 of the Employment Agreement through the date of the Employee's termination of employment, except that the Employee shall not be entitled to any pro rated portion of the incentive bonus for that fiscal year, and the Company shall have no obligation to provide for the continuation of any health and medical benefit or life insurance plans existing on the date of such termination except as otherwise required by applicable law.

        (iv) Termination for Cause. If the Employee is terminated for Cause, then the Employee shall not be entitled to receive any severance or other benefits following the date of such termination under the terms of this Agreement other than the compensation and benefits earned by the Employee pursuant to Paragraph 3 of the Employment Agreement through the date of the Employee's termination of employment, except that the Employee shall not be entitled to any pro rated portion of the incentive bonus for that fiscal year and the Company shall have no obligation to provide for the continuation of any health and medical benefit or life insurance plans existing on the date of such termination except as otherwise required by applicable law.

      (b) Stock Option Acceleration. In the event of a Change of Control, the Option provided in subparagraph 3(g) (STOCK OPTION) of the Employment Agreement shall become immediately exercisable and vested in full as of the date that is ten (10) days prior to the Change of Control, provided that any exercise of the Option permissible as a result of the foregoing acceleration of vesting shall be conditioned upon the consummation of the Change of Control. In addition, the surviving, continuing, successor, or purchasing corporation or other business entity or parent thereof, as the case may be, may, without the consent of the Employee, either assume the Company's rights and obligations under the Option or substitute a substantially equivalent option. The Option shall terminate effective as of the date of the Change of Control to that extent that the Option is neither assumed nor exercised as of the date of the Change of Control.

      (c) Excess Parachute Payments. In the event that any payment or benefit (including any acceleration of vesting or exercisability of the Option) received or to be received by the Employee pursuant to this Agreement or otherwise would subject the Employee to any excise tax pursuant to Section 4999 of the Internal Revenue Code of 1986, as amended (the "Code"), due to a characterization of such payment or benefit as an "excess parachute payment" under Section 280G of the Code, then the Employee may elect, in his sole discretion, to reduce the amount of any payments or benefits (including any acceleration of vesting or exercisability of the Option) otherwise called for under this Agreement in order to avoid such characterization.

    3.  Definition of Terms. The following terms referred to in this Agreement shall have the following meanings:

      (a) Change of Control. "Change of Control" shall mean the occurrence of either of the following events:

         (i) Any "person" (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended) is or becomes the "beneficial owner" (as defined in Rule 13d-3 under said Act), directly or indirectly, of securities of the Company representing more than fifty percent (50%) of the total combined voting power represented by the Company's then outstanding voting securities; or

        (ii) (A) a merger or consolidation of the Company with any other corporation or other business entity, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or parent thereof) more than fifty percent (50%) of the total combined voting power represented by the voting securities of the Company or such surviving or parent entity outstanding immediately after such merger or consolidation; or (B) the complete liquidation of the Company; or (C) the sale or disposition by the Company of all or substantially all the Company's assets, unless the Company remains an operating business and a going concern, and, with respect to subsection 2(b), the Company continues the Option in effect.

      (b) Involuntary Termination. "Involuntary Termination" shall mean the Employee's resignation within 60 days after any of the following:

         (i) Without the Employee's express written consent, the assignment to the Employee of any significant duties or the significant reduction of the Employee's duties, either of which is materially inconsistent with the Employee's position with the Company and responsibilities in effect immediately prior to such assignment, or the removal of the Employee from such position and responsibilities, which is not effected for death, Disability or for Cause;

        (ii) Without the Employee's express written consent, any reduction by the Company in the Employee's base salary and/or or maximum incentive bonus (subject, however, to satisfaction of applicable goals with respect to the actual amount of incentive bonus earned) as in effect immediately prior to such reduction;

        (iii) Without the Employee's express written consent, any reduction by the Company in the kind or level of employee benefits to which the Employee is entitled immediately prior to such reduction, other than a reduction applied generally to executive officers of the Company;

        (iv) Without the Employee's express written consent, the relocation of the Employee to a facility or a location more than 40 miles from the Employee's then present location, without the Employee's express written consent; or

        (v) The failure of the Company to obtain the assumption of the terms of this Agreement by any successors contemplated in Section 4 below, provided, however, that the Employee's resignation as a result of any of the foregoing conditions shall be a voluntary resignation, and not an involuntary termination, unless the Employee gives written notice of any such condition(s) to the Board and allows the Company at least 10 days thereafter to correct such condition(s).

      (c) Cause. For purposes of this Agreement, a termination for "Cause" occurs if the Employee is terminated for any of the following reasons:

         (i) The Employee's theft, dishonesty, misconduct or intentional falsification of any employment or Company records;

        (ii) The Employee's intentional and improper disclosure or use of the Company's confidential or proprietary information;

        (iii) Any action by the Employee that has a material detrimental effect on the Company's reputation or business;

        (iv) The Employee's failure or inability to perform any assigned duty reasonably expected of a person holding the Employee's position after written notice from the Board to the Employee of, and a reasonable opportunity to cure, such failure or inability; or

        (v) The Employee's conviction (including any plea of guilty or nolo contendere) for any criminal act that impairs the Employee's ability to perform his duties for the Company.

      (d) Disability. "Disability" shall mean that the Employee is unable to perform his duties as an employee of the Company as the result of his incapacity due to physical or mental impairment for 120 days (not necessarily consecutive) in any one year period. Termination resulting from Disability may only be effected after at least 30 days' written notice by the Company of its intention to terminate the Employee's employment. In the event that the Employee resumes the performance of substantially all of his duties as an employee of the Company before the termination of his employment becomes effective, the notice of intent to terminate shall automatically be deemed to have been revoked.

    4.  Employee Covenant Regarding Nonsolicitation. For a period of one (1) year following termination of employment for any reason, the Employee shall not recruit, solicit, or invite the solicitation of any employees of the Company to terminate their employment with the Company.

    5.  Successors.

      (a) Company's Successors. Any successor (or parent thereof) to the Company (whether direct or indirect and whether by purchase, lease, merger, consolidation, liquidation or otherwise) or to all or substantially all of the Company's business and/or assets shall assume the obligations under this Agreement and agree expressly to perform the obligations under this Agreement in the same manner and to the same extent as the Company would be required to perform such obligations in the absence of a succession. For all purposes under this Agreement, the term "Company" shall include any successor (or parent thereof) to the Company's business and/or assets which executes and delivers the assumption agreement described in this subsection (a) or which becomes bound by the terms of this Agreement by operation of law.

      (b) Employee's Successors. All rights of the Employee hereunder shall inure to the benefit of, and be enforceable by, the Employee's personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. Employee shall have no right to assign any of his obligations or duties under this Agreement to any other person or entity.

    6.  Notice.

      (a) General. Notices and all other communications contemplated by this Agreement shall be in writing and shall be deemed to have been duly given when personally delivered or when mailed by U.S. registered or certified mail, return receipt requested and postage prepaid. In the case of the Employee, mailed notices shall be addressed to him at the home address which he most recently communicated to the Company in writing. In the case of the Company, mailed notices shall be addressed to its corporate headquarters, and all notices shall be directed to the attention of its Secretary.

      (b) Notice of Termination. Any termination by the Company for Cause or by the Employee as a result of a voluntary resignation or an Involuntary Termination shall be communicated by a notice of termination to the other party hereto given in accordance with Section 6 of this Agreement. Such notice shall indicate the specific termination provision in this Agreement relied upon, shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination under the provision so indicated, and shall specify the termination date (which shall be not more than 15 days after the giving of such notice).

    7.  Miscellaneous Provisions.

      (a) No Duty to Mitigate. The Employee shall not be required to mitigate the amount of any payment contemplated by this Agreement (whether by seeking new employment or in any other manner), nor, except with respect to the Employment Benefits as described in Section 2(a)(i), shall any such payment be reduced by any earnings that the Employee may receive from any other source.

      (b) Waiver. No provision of this Agreement shall be modified, waived or discharged unless the modification, waiver or discharge is agreed to in writing and signed by the Employee and by an authorized officer of the Company (other than the Employee). No waiver by either party of any breach of, or of compliance with, any condition or provision of this Agreement by the other party shall be considered a waiver of any other condition or provision or of the same condition or provision at another time.

      (c) Choice of Law. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State in which the principal executive offices of the Company are located.

      (d) Severability. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision hereof, which shall remain in full force and effect.

      (e) Arbitration. In the event of any dispute or claim relating to or arising out of the Employee's employment relationship with the Company, this Agreement, or the termination of the Employee's employment with the Company for any reason (including, but not limited to, any claims of breach of contract, wrongful termination, fraud or age, race, sex, national origin, disability or other discrimination or harassment), the Employee and the Company agree that all such disputes shall be fully, finally and exclusively resolved by binding arbitration conducted by the American Arbitration Association in the County in which the principal executive offices of the Company are located. The Employee and the Company hereby knowingly and willingly waive their respective rights to have any such disputes or claims tried to a judge or jury; provided, however, that this arbitration provision shall not apply to any claims for injunctive relief by the Employee or the Company.

      (f)  No Assignment of Benefits. The rights of any person to payments or benefits under this Agreement shall not be made subject to option or assignment, either by voluntary or involuntary assignment or by operation of law, including (without limitation) bankruptcy, garnishment, attachment or other creditor's process, and any action in violation of this subsection (f) shall be void.

      (g) Employment Taxes. All payments made pursuant to this Agreement will be subject to withholding of applicable income and employment taxes.

      (h) Assignment by Company. The Company may assign its rights under this Agreement to an affiliate, and an affiliate may assign its rights under this Agreement to another affiliate of the Company or to the Company; provided, however, that no assignment shall be made if the net worth of the assignee is less than the net worth of the Company at the time of assignment. In the case of any such assignment, the term "Company" when used in a section of this Agreement shall mean the corporation that actually employs the Employee.

      (i)  Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together will constitute one and the same instrument.

      (j)  Prior Agreements. This Agreement, together with the Employment Agreement, shall supersede all prior arrangements whether written or oral, and understandings, regarding the subject matter of this Agreement.

    IN WITNESS WHEREOF, each of the parties has executed this Agreement, in the case of the Company by its duly authorized officer, as of the day and year first above written.

COMPANY	TAB PRODUCTS CO.
	By:	/s/ HANS A. WOLF
	Title:	Chairman
EMPLOYEE	By:	/s/ GARY W. AMPULSKI